EXHIBIT 99.1

NEWS RELEASE for July 3, 2007 at 1:00 PM EDT

Contact:	Allen & Caron Inc Jill Bertotti (investors) jill@allencaron.com Len Hall (media) len@allencaron.com (949) 474-4300

AMERIGON SUBSIDIARY BSST TO BROADEN THERMOELECTRIC TECHNOLOGY

DEVELOPMENT WITH AUTOMOTIVE SUPPLIERS

Modifies Exclusive Agreement with Visteon Corporation

NORTHVILLE, MI (July 3, 2007) . . . Amerigon Incorporated (Nasdaq:ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies for a wide range of global markets and applications, announced today that its subsidiary, BSST, reached agreement with Visteon Corporation (NYSE:VC) to modify their exclusive development agreement related to the Company’s proprietary thermoelectric technology for automotive applications, permitting BSST to undertake further development with a limited number of additional development partners. Under the terms of the agreement, BSST will purchase certain Visteon rights to thermoelectric systems technology, grant Visteon a fully paid-up, royalty-free license to this technology, and have the ability to license the technology to a limited number of additional automotive suppliers.

BSST and Visteon originally signed a long-term agreement to develop an array of commercial heating and cooling products for the automotive industry featuring BSST’s proprietary efficient and environmentally friendly advanced TE technology effective January 2003.

According to Amerigon non-executive Chairman Oscar (Bud) Marx, “This agreement preserves our ability to continue working with Visteon, which has been an excellent development partner and permits us to explore broader use of our proprietary thermoelectric technology with additional automotive suppliers.”

About BSST

Amerigon’s BSST subsidiary is focused on providing highly efficient, effective, and practical solid-state temperature control solutions to industry, while continuing to advance the leading edge performance of its thermoelectric technology through sustained research and development, and through joint development efforts with leaders in major application markets throughout the world. In addition to Visteon, BSST is working with Herman Miller, the U.S. Department of Energy and several United Technologies Corporation companies, including Carrier Corporation.

About Amerigon

Amerigon (Nasdaq: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat™ (CCS™) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Detroit, Japan, Germany and England.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-Q for the period ended March 31, 2007 and its Form 10-K for the year ended December 31, 2006.

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